EXHIBIT 10.13

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of March 13, 2019

by and among

HOLDING COMPANY OF THE VILLAGES, INC.,

as Lender

and

BALDWIN RISK PARTNERS, LLC

as Borrower

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	5.14	ERISA	22

	5.15	Environmental Matters	22

	5.16	Securities Acts; Federal Reserve Regulations	23

	5.17	Margin Securities	23

	5.18	Holding Company Status	23

	5.19	Investment Company Status	23

	5.20	False or Misleading Statements	23

	5.21	USA Patriot Act	23

	5.22	Absence of Foreign or Enemy Status	23

	5.23	Existing Senior Indebtedness	24

	5.24	Status of Certain Agreements	24

6.	Affirmative Covenants		24

	6.1	Payments	24

	6.2	Taxes	24

	6.3	Insurance	24

	6.4	Financial Reports	25

	6.5	Books and Records; Cash Management Systems	25

	6.6	Compliance with Instruments, Laws, Etc.	25

	6.7	Notice to Lender	25

	6.8	Cooperation	26

	6.9	Access to Books and Records	26

	6.10	Maintenance of Existence	26

	6.11	Maintenance of Properties	26

	6.12	Subsidiaries	26

	6.13	Notice of Adoption of Plan	27

	6.14	Notice of Plan Events, Termination and Litigation	27

	6.15	Plan Annual Reports	27

7.	Negative Covenants		27

	7.1	Use of Proceeds	27

	7.2	Investments, Loans and Advances	28

	7.3	Merger, Consolidation, Sale or Transfer of Assets	28

	7.4	Amendments or Changes in Charter or Agreements	28

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	7.5	Change in Ownership and Control	28

	7.6	Permitted Indebtedness	28

	7.7	Permitted Liens	29

	7.8	Member Distributions	29

	7.9	Capital Expenditures	29

	7.10	Equity Compensation	29

	7.11	Affiliate Loans	29

	7.12	Plan Liabilities	30

8.	Financial Covenants		30

	8.1	Leverage Ratio	30

9.	Events of Default		30

	9.1	Events of Default	30

10.	Remedies		32

	10.1	Acceleration	32

	10.2	Expenses	32

	10.3	Remedies Cumulative	32

	10.4	Right to Cure	33

11.	Additional Provisions		33

	11.1	Expenses	33

	11.2	Survival of Representations and Warranties	34

	11.3	Notices	34

	11.4	Amendments and Waivers	35

	11.5	Integration	35

	11.6	Severability	35

	11.7	Headings; Counterparts	35

	11.8	Other Interpretative Provisions	35

	11.9	Governing Law; Jurisdiction; Etc.	35

	11.10	Successors and Assigns	36

	11.11	Intercreditor Agreement	36

	11.12	Further Assurances	36

	11.13	No Third Party Beneficiaries	36

	11.14	Time of the Essence	36

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11.15	Term	37

11.16	Limitation on Damages, Etc.	37

11.17	Conflict	37

11.18	Electronic Transmission of Data	37

11.19	USA Patriot Act Notice	37

11.20	Anti-Terrorism/Anti-Money Laundering	37

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit 6.4	Form of Compliance Certificate

SCHEDULES

Schedule 5.3	Subsidiaries
Schedule 5.4	Litigation Matters
Schedule 5.7	Leased Properties
Schedule 5.8	Absences of Changes
Schedule 7.7	Permitted Liens

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AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) is made and entered into as of March 13, 2019 by and among BALDWIN RISK PARTNERS, LLC, a Delaware limited liability company (the “Borrower”), and HOLDING COMPANY OF THE VILLAGES, INC., a Florida corporation (the “Lender”).

BACKGROUND

The Borrower and the Lender are parties to that certain Credit Agreement dated as of April 18, 2016, as amended by the First Amendment to Loan Documents dated as of December 1, 2017 and the Second Amendment to Loan Documents dated as of May 31, 2018 (collectively, the “Existing Credit Agreement”) and certain other Loan Documents entered into in connection with (and as defined in) the Existing Credit Agreement (collectively with the Existing Credit Agreement, the “Existing Loan Documents”).

The Borrower and the Lender desire to enter into this Agreement and the other Loan Documents (as defined herein), which shall amend, restate, replace and supercede (but not cause a novation of) the Existing Credit Agreement and certain of the other Existing Loan Documents on the terms and subject to the conditions provided below.

AGREEMENTS

In consideration of the background and the mutual agreements which follow, the parties agree:

1. Definitions. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below:

“Advance” is defined in Section 2.1.

“Affiliate” of any Person means any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such person. For purposes of the definition of Affiliate, “Control” means the direction of management or policies (whether through ownership of securities, by contract or otherwise), provided that any Person which owns directly or indirectly 10% or more of the securities of any other Person having ordinary voting power for the election of directors shall be deemed to Control such other Person.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Baldwin Family Member” means Lowry Baldwin, Trevor Baldwin, Jennifer Baldwin, any relative of any of the foregoing persons (by blood, adoption or marriage) up to and including the fourth degree of consanguinity or affinity, and/or any Affiliate of any of them.

“Board” means, with respect to any Person, the board of managers or directors or similar body of such Person.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Business Day” means a day other than Saturday or Sunday on which banks are open for business in Tampa, Florida.

“Capital Expenditures” means, for any period, the aggregate of all expenditures during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” means all obligations or liabilities created or arising under any Capital Lease of real or personal property, or conditional sale or other title retention agreement, whether or not the rights and remedies of the lessor, seller or lender thereof are limited to repossession of the property giving rise to such obligations or liabilities.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having combined capital and surplus of not less than $250,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Change of Control” means, with respect to the Borrower, the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof) or (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) that is an Independent Third Party of 25% or more either individually or in the aggregate of the outstanding voting ownership interest of the Borrower.

“Closing” is defined in Section 4.1.

“Closing Date” is defined in Section 4.1.

“Closing Date Redemption” means the Borrower’s redemption of equity from Laura Sherman and Elizabeth Krystyn pursuant to the Redemption Agreement dated on or about March 13, 2019 among such parties.

“Collateral” means the property covered by the Security Agreement and any other personal property, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Lender, to secure the Obligations or any portion thereof.

“Commitment” means $125,000,000.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Internal Revenue Code.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 5.4 attached hereto, signed by a Responsible Officer, certifying (i) compliance with the financial covenants set forth in Section 8 and the calculations thereof, (ii) that there exists no Event of Default or Default, or if any such Event of Default or Default exists, specifying the nature thereof, the period of existence thereof, and what action the Borrower proposes to take with respect thereto, and (iii) that the representations and warranties contained in Section 5 of this Agreement are true and correct in all material respects (provided that any such representations and warranties that by their express terms are made as of a specific date shall be true and correct in all material respects as of such specific date) and nothing has come to the attention of the Responsible Officer that caused him or her to believe the Borrower was not in material compliance with the covenants contained in Sections 6 and 7 of this Agreement.

“Cure Amount” means the amount needed to be added to EBITDA for the applicable fiscal quarter in order to cause the Borrower to be in compliance with the Leverage Ratio when recalculated in accordance with Section 10.4.

“Cure Right” is defined in Section 10.4(a).

“Day” means a calendar day, unless the context indicates otherwise.

“Default” means an event, condition, or circumstance which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“EBITDA” means, without duplication, for any twelve (12) month period, Borrower’s consolidated Net Income for such period plus (to the extent deducted or excluded in the Net Income):

(a) depreciation, amortization, interest expense and income taxes in accordance with GAAP, plus

(b) expenses associated with the closing of the Loan under this Agreement, including those set forth on the closing statement, plus

(c) any non-cash charges or losses permitted by Lender (provided that, so long as the Senior Debt is outstanding, any such non-cash charges or losses permitted pursuant to the Senior Loan Documents shall be permitted hereunder), plus

(d) any extraordinary, unusual, non-recurring or exceptional expenses, losses or charges, including any loss (including all reasonable fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business, plus

(e) an amount equal to Borrower’s ratable share of the EBITDA of TVIP, BKS Partners Galati Marine Solutions, LLC, BKS – IPEO JV Partners, LLC and any JV Subsidiary that becomes a Subsidiary through a Permitted Joint Venture, during the applicable measurement period, plus

(f) expenses associated with the closing of any Permitted Acquisition and any Permitted Joint Venture,

minus (without duplication) the sum of:

(i) non-cash gains or income, including any non-cash gain attributable to the mark-to-market movement in the valuation of hedging obligations or other derivative instruments,

(ii) any extraordinary or non-recurring income or gain,

(iii) any gain (including all fees and expenses or income relating thereto) attributable to asset dispositions, other than in the ordinary course of business, and

(iv) any gain or income from abandoned, closed, disposed or discontinued operations and any gains on disposal of abandoned, closed or discontinued operations.

Notwithstanding the foregoing, EBITDA for any period shall:

(w) for avoidance of doubt, exclude “EBITDA” for (and, unless approved by Lender, any distributions or dividends from (provided that, so long as the Senior Debt is outstanding, any such distributions or dividends permitted pursuant to the Senior Loan Documents shall be permitted hereunder)) any entity acquired or invested in via a Permitted Minority Acquisition;

(x) exclude “EBITDA” on a pro forma basis for such period of each Person (or business unit, division or group of such Person) which is sold, transferred or otherwise disposed of by Borrower or any Guarantor during such period;

(y) include “EBITDA” on a pro forma basis for such period of each Person (or business unit, division or group of such Person) that is acquired in a Permitted Acquisition, directly or indirectly, by Borrower or any Guarantor during such period; provided that, in respect of such an acquisition, the “EBITDA” is verified by a Quality of Earnings Report from CBIZ, Inc. or such other diligence firm reasonably acceptable to Lender (provided that, so long as the Senior Debt is outstanding, any such other diligence firm deemed acceptable pursuant to the Senior Loan Documents shall be deemed acceptable hereunder), the pro forma information shall include the historical financial results of the acquired Person on a pro forma trailing twelve (12) month basis and shall assume that the consummation of such acquisition (and the incurrence, refinancing, or assumption of any Indebtedness in connection with such acquisition) occurred on the first day of the trailing twelve (12) month period, Borrower delivers to Lender executed copies of the documents described in clause (e) of the definition of Permitted Acquisition, and Lender consents to the inclusion of such pro forma “EBITDA” pursuant to Section 2.7; and

(z) unless an entity is wholly-owned by the Borrower or a Guarantor and the entity executes and delivers to Lender the documents described in clause (e) of the definition of Permitted Acquisition or is not required to deliver documents to Lender pursuant to clause (e) of the definition of Permitted Acquisition, exclude “EBITDA” for any such entity acquired in a Permitted Acquisition, other than as set forth in subsection (e) in this definition above or as otherwise agreed to by Lender in its reasonable discretion pursuant to Section 2.7. For avoidance of doubt, an entity that is a Guarantor on the Closing Date hereunder and remains a Guarantor shall not have its “EBITDA” excluded under this subsection (z).

Notwithstanding subsection (w) above, if Borrower completes a Permitted Minority Acquisition with respect to an entity, and then within a reasonable time thereafter acquires control of said entity via an additional purchase of equity securities in the entity (a “Follow On Control Purchase”), then the “EBITDA” for such entity shall then be included hereunder from the date of the closing of the Follow On Control Purchase, subject to the other terms and conditions of this Agreement and the following additional conditions: (i) at the time Borrower enters into an agreement for the Follow on Control Purchase, and at the time of the closing of such purchase (and immediately prior to and after giving effect to the closing of such purchase), there exists no Default or Event of Default hereunder or under any of the other Loan Documents, (ii) the business of the entity continues to be substantially similar to or ancillary to the business of Borrower or a Guarantor, (iii) the purchase is not hostile, (iv) the purchase results in Borrower or a Guarantor owning a controlling interest of the entity, and subsequent to the closing of the Follow on Control Purchase, the Borrower or a Guarantor must directly own and control the percentage of the outstanding equity interests at all times necessary to elect a majority of the Board of Managers/Directors and direct the management policies and decisions of such entity and exert operational control over such entity, (v) to the extent required, said entity executes and delivers to Lender the documents identified in clause (e) of the definition of Permitted Acquisition, and (vi) Lender, in its reasonable discretion, agrees to the inclusion of such “EBITDA” pursuant to Section 2.7. Further, if all of the above conditions are satisfied with respect to the entity subject to a Follow On Control Purchase, Lender agrees to also include the “EBITDA” of such entity on a pro forma basis for the period during which the Follow On Control Purchase occurred, provided that, in respect of such entity, “EBITDA” was verified by a Quality of Earnings Report from CBIZ, Inc. or such other diligence firm reasonably acceptable to Lender (provided that, so long as the Senior Debt is outstanding, any such other diligence firm deemed acceptable pursuant to the Senior Loan Documents shall be deemed acceptable hereunder) at the time of the original Permitted Minority Acquisition of such entity (with the pro forma information including the historical financial results of the entity on a pro forma trailing twelve (12) month basis and shall assume that the consummation of such acquisition (and the incurrence, refinancing, or assumption of any Indebtedness in connection with such acquisition) occurred on the first day of the trailing twelve (12) month period)), and Lender consents to the inclusion of such ratable share of pro forma “EBITDA” pursuant to Section 2.7.

“Eligible Equity Interests” means equity interests in Borrower or one of its Subsidiaries that are not owned or held (directly or indirectly) by Baldwin Insurance Group Holdings, LLC, any Baldwin Family Member, The Villages Invesco, LLC, or any of their Affiliates.

“Environmental Laws” shall mean (i) the Resource Conservation and Recovery Act, (ii) the Comprehensive Environmental Response, Compensation and Liability Act, (iii) the Clean Water Act, (iv) the Clean Air Act, (v) the Solid Waste Disposal Act, (vi) the Superfund Amendments and Reauthorization Act of 1986, (vii) the Federal Insecticide, Fungicide, and Rodenticide Act, (viii) the Toxic Substance Control Act, (ix) the Emergency Planning and Community Right to Know Act, (x) the Hazardous Material Transportation Act, (xi) the Resource Conservation and Recovery Act, (xii) the Florida Air and Water Pollution and Control Act, (xiii) the Florida Hazardous Substances Law, (xiv) any and all other federal, state or local laws, regulations or interpretations applicable to the Borrowers or any of the properties or operations of the Borrowers relating to (A) protection of the environment, (B) discharges to the environment, or (C) the handling, storage, transportation, removal or disposal of hazardous waste, hazardous substances, or petroleum products or by-products or natural gas, and (xi) any and all other federal, state, or local laws, regulations or interpretations relating to environmental permitting applicable to any of the properties or operations of the Borrower and the Subsidiaries.

“ERISA” shall mean the Employment Retirement Income Security Act of 1974, as amended.

“Event of Default” is defined in Section 9.1.

“Follow on Minority Purchase” means the redemption by a Subsidiary of Borrower or purchase by Borrower of equity interests of a Subsidiary that (i) are not owned or held by Borrower, Baldwin Insurance Group Holdings, LLC, any Baldwin Family Member, The Villages Invesco, LLC, or any of their Affiliates, and (ii) does not result in any Change of Control of said Subsidiary.

“GAAP” means accounting principles generally accepted in the United States consistently applied from period to period, subject in the case of interim financial statements only to year-end adjustments (other than the interim statements for the period ended as of the last day of a fiscal year) and footnote disclosures. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Lender and Borrower shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Lender and Loan Parties after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrower shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Lender may reasonably require in order to provide the appropriate financial information required hereunder with respect to Borrower both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guarantor” means, collectively, each Person that has guaranteed all or any part of the Obligations or becomes a guarantor of all or any part of the Obligations after the Closing Date, and “Guarantor” means any one of them.

“Guaranty Agreement” means the Subsidiary Guaranty Agreement of even date herewith entered into by the Guarantors in favor of Lender, and any replacement, amendment, supplement, or restatement thereof.

“Hazardous Substances” shall mean any hazardous or toxic materials, pollutants, contaminants, constituents or wastes and any other chemical, material or substance, the generating, handling, storage, release, transportation, or disposal of which is or becomes prohibited, limited or regulated by any federal, state, county, regional or local authority or which, even if not so regulated, is or becomes known to pose a hazard to the health and safety of the occupants including, without limitation, (i) asbestos, (ii) petroleum and petroleum by-products, (iii) urea formaldehyde foam insulation, (iv) polychlorinated biphenyls, (v) all substances now or hereafter designated as “hazardous substances,” “hazardous materials” or “toxic substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, 42 U.S.C. §§ 9601, et seq. the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., or the Resource, Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq; (vi) all substances now or hereafter designated as “hazardous wastes” or as “hazardous substances” in Chapter 403 of Florida Statutes (the “Florida Air and Water Pollution and Control Act”) or in §§ 501.061 et seq. of Florida Statutes (the “Florida Hazardous Substances Law”); or (vii) all substances now or hereafter designated as “hazardous substances,” “hazardous materials” or “toxic substances” under any other federal, state or local laws or in any regulations adopted and publications promulgated pursuant to said laws.

“Indebtedness” means of any Person at any date, without duplication: (a) all indebtedness of such Person for borrowed money (including, without limitation, that constitutes all or any part of the deferred purchase price of property or services); (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (c) all Capitalized Lease Obligations; (d) all indebtedness secured by any Lien or security interest on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person; and (e) any and all guarantees or responsibility by such Person for any of the foregoing obligations of any other Person; provided, however, that the term “Indebtedness” shall not include any accounts payable, trade liabilities or intercompany liabilities incurred or arising in the ordinary course of business and not overdue by more than 90 days.

“Independent Third Party” means any person or entity who, immediately prior to a contemplated transaction with the Borrower, does not own, directly or indirectly, in excess of 5% of the Borrower’s outstanding equity interests on a fully-diluted basis, and who is not an affiliate or related person of any such person or entity.

“Intercreditor Agreement” means that certain Second Amended and Restated Intercreditor Agreement of even date herewith entered into by and among Cadence Bank, N.A., as agent for the Senior Creditors, the Lender and the Borrower, and any replacement, amendment, supplement, refinancing or restatement thereof.

“JV Subsidiary” means a Subsidiary of a Loan Party formed to engage in a joint venture.

“Lender” is defined in the introductory paragraph of this Agreement.

“Lender Units” is defined in Section 3.1.

“Leverage Ratio” means, for any period, the ratio of (a) Total Debt to (b) EBITDA.

“Liens” means, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or its income, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the above, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan” is defined in Section 2.1.

“Loan Documents” means this Agreement, the Note, the Guaranty Agreement, the Security Agreement, the Pledge Agreement, the Intercreditor Agreement, and all other agreements, documents, instruments and certificates executed by any Loan Party and delivered to, or in favor of, any Lender in connection with this Agreement or the transactions contemplated hereby, each as amended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” means the Borrower and the Guarantors, and “Loan Party” means any one of them.

“Material Acquisition” means any Permitted Acquisition that includes a minimum cash payment at the close of such transaction of not less than $20.0 million.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, (a) the business, operations, properties, assets, or financial condition of the Loan Parties, taken as a whole, (b) the ability of the Loan Parties to perform their respective obligations under any Loan Document or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the ability of Lender to enforce its rights or remedies hereunder or thereunder or the validity, perfection or priority of Lender’s Liens upon the Collateral.

“Material Contract” means, with respect to each Loan Party, each contract or agreement to which such Loan Party is a party or is otherwise bound, the revocation, termination or expiration of which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the date that is sixty-six (66) months from the Closing Date, provided, however, that the Borrower may request, at any time prior to the date sixty (60) months after the Closing Date, that the Maturity Date be extended by twelve (12) additional months, and the Lender’s consent to such request shall not be unreasonably withheld.

“Net Income” means, for any period, Borrower’s consolidated net income for such period after taxes (in conformity with GAAP) but before dividends and any noncontrolling interest, excluding, without duplication, extraordinary items such as (a) net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets (including fixed assets and capital stock) other than in the ordinary course of business, (b) any impairment charge or write-up or write-down of assets including investments in debt and equity securities or as a result of a change in law or regulation, (c) provision for taxes on any extraordinary item, (d)any net after-tax gains or losses (and all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, (e)the cumulative effect of a change in accounting principles during such period to the extent included in net income, and (f)any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP.

“Note” is defined in Section 2.1.

“Notice of Intent to Cure” is defined in Section 10.4(a).

“Obligations” means all obligations of the Loan Parties to the Lender pursuant to this Agreement and the other Loan Documents (including without limitation all Advances), together with all interest accruing thereon, all fees, all costs of collection, attorneys’ fees and expenses of or advances by Lender which Lender pays or incurs in discharge of obligations of the Loan Parties, whether such amounts are now due or later become due, direct or indirect, and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

“Operating Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Borrower dated as of the date hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means the purchase or acquisition of all or substantially all of the assets (or all or substantially all of the assets constituting a business unit, division, product line or line of business) or equity interests of any other Person, subject to the following:

(a) No Default or Event of Default exists immediately prior to and after giving pro forma effect to such acquisition.

(b) The business of the Person to be acquired, or the Person from which the assets are to be acquired, is substantially similar to or ancillary to the business of the Loan Parties.

(c) The acquisition is not hostile.

(d) To the extent the acquisition is of a Person, the acquisition of such Person must be for the controlling interest in the Person and, subsequent to such acquisition, the Borrower or another Loan Party must be in a position to exert operational control over such Person.

(e) To the extent the acquisition is of a Person and such Person becomes wholly-owned, directly or indirectly, by the Borrower, such acquired Person joins the Guaranty Agreement as a Guarantor and the Security Agreement as a debtor.

“Permitted Indebtedness” means (a) the Permitted Senior Indebtedness; (b) Indebtedness existing as of the date of this Agreement and disclosed to the Lender; (c) Purchase Money Indebtedness incurred in connection with the financing of the purchase or lease by the Borrower of fixed assets (including Capitalized Lease Obligations); (d) any obligations (other than for borrowed monies) arising out of the normal and ordinary course of business of the Borrower; (e) trade payables incurred in the ordinary course of business; (f) Indebtedness acquired pursuant to a Permitted Acquisition; (g) other unsecured Indebtedness in an aggregate principal amount not to exceed $1,000,000; (h) indebtedness to current or former members in connection with the repurchase of equity interest in the Borrower in compliance with Section 7.8; (i) guaranties of purchase-price, earn-out or related payments pursuant to the purchase agreement for any Permitted Acquisition, Permitted Minority Acquisition, Follow On Control Purchase or Follow On Minority Purchase, subject to compliance at all times with each of the following conditions: (A) each such guarantee is and shall be subordinate to the Obligations, and (B) any payment under any such guarantee may not be made if there is any Default or if the making of any such payment would result in any Default; (j) the refinancing of any of the above; and (k) such other Indebtedness as may be, or has been, specifically consented to by the Lender, provided, however, the Lender shall be under no obligation to grant such consents in the future and nothing herein shall imply such obligation.

“Permitted Joint Venture” means the creation of and investment into a JV Subsidiary by a Loan Party; provided that the following conditions are satisfied:

(a) at the time the Loan Party enters into an agreement to form such joint venture, and at the time of the closing of the formation of such joint venture (and immediately prior to and after giving effect to the closing of such joint venture), there exists no Default or Event of Default;

(b) the business of the JV Subsidiary is substantially similar to or ancillary to the business of Borrower or a Guarantor; and

(c) the Loan Party must be own at least fifty percent (50%) of the voting interests of the JV Subsidiary, and the Loan Party must be in a position to exert operational control over the JV Subsidiary.

“Permitted Liens” means (a) Liens securing the Senior Debt, (b) Liens for unpaid Taxes, assessments, or other governmental charges or levies that are not yet delinquent or are being contested in good faith; (c) Liens set forth on Schedule 7.7; (d) the interests of lessors under operating leases and non-exclusive licensors under license agreements; (e) Liens securing Purchase Money Indebtedness or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Indebtedness consisting of Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the cash proceeds and (ii) such Lien only secures the Purchase Money Indebtedness that was incurred to acquire the asset purchased or acquired; (f) any interest or title of a lessor under any lease for real property; (g) deposits or pledges to secure obligations under worker’s compensation or similar laws; (h) deposits or pledges to secure leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business of Borrower; (i) carriers’, repairmens’, mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of business of Borrower with respect to obligations which are not due; (j) Liens arising by virtue of the rendition, entry or issuance against the Borrower, or any property of the Borrower or any other Loan Party, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default hereunder and provided the applicable Loan Party takes the appropriate steps to appeal or have such judgment vacated, discharged, bonded or stayed within thirty (30) Days of its rendition, entry or issuance and diligently pursues such efforts; and (k) Liens in favor of the Lender.

“Permitted Minority Acquisition” means the purchase or acquisition of equity interests of any other Person that does not constitute a Permitted Acquisition, subject to the following:

(a) No Default or Event of Default exists immediately prior to and after giving pro forma effect to such acquisition.

(b) The business of the Person to be acquired, or the Person from which the assets are to be acquired, is substantially similar to or ancillary to the business of the Loan Parties.

(c) The acquisition is not hostile.

“Permitted Senior Indebtedness” means all Senior Debt, provided that Senior Debt may not be incurred unless at the time of such incurrence the aggregate amount of outstanding Senior Debt does not exceed 4.0 times the EBITDA as set forth in the most recent Compliance Certificate delivered to the Lender; provided that if after the date of the most recent Compliance Certificate and on or before the date of the incurrence of such Senior Debt, the Borrower or any other Loan Party shall have consummated a Permitted Acquisition, Follow on Control Purchase or Permitted Joint Venture, then EBITDA may be calculated at the time of such incurrence of Senior Debt.

“Person” means any natural person, general partnership, limited partnership, corporation, trust, limited liability company or other association or entity, or the United States of America or any other nation, state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Amended and Restated Pledge Agreement of even date herewith executed by the Borrower in favor of the Lender pursuant to which the Borrower pledges one hundred percent (100%) of its ownership in all its existing and future wholly-owned domestic Subsidiaries as collateral for the Obligations, and all amendments, modifications, restatements or replacements thereof.

“Prohibited Transaction” shall mean a transaction prohibited by Section 408 of ERISA or Section 4975 of the IRS Code.

“Purchase Money Indebtedness” means Indebtedness (other than Advances, but including Capitalized Lease Obligations), incurred at the time of, or within 30 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Related Entity” shall mean any entity if, with respect to the Borrower, any of the entity’s employees fall within any of the following categories: (a) employees of a controlled group of corporations as defined in Section 414(b) of the IRS Code; (b) employees of partnerships, proprietorships or other entities that are under common control as defined in Section 414(c) of the IRS Code; (c) employees of affiliated service groups as defined in Section 414(m) of the IRS Code; or (d) employees of entities that are deemed affiliated with or related to the Borrower in accordance with Sections 414(n) or (o) of the IRS Code.

“Related Party Indebtedness” is defined in Section 7.11.

“Reportable Event” shall have the meaning assigned to that term in Title IV of ERISA.

“Responsible Officer” means, with respect to any Person, such Person’s Chief Executive Officer, Chief Operating Officer, President, Manager, Chief Financial Officer, or a Secretary of such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Amended and Restated Security Agreement of even date herewith entered into by and among Lender, the Borrower and the Guarantors, and any replacement, amendment, supplement, refinancing or restatement thereof.

“Senior Creditors” means Cadence Bank, N.A. and all other lenders now or hereafter a lender pursuant to the Senior Loan Documents, and each successor-in-interest to any Senior Debt at any time, and all lenders providing refinancing of the Senior Debt.

“Senior Debt” means the obligations of the Borrower to the Senior Creditors pursuant to the Senior Loan Documents, and any refinancing thereof.

“Senior Loan Documents” means that certain Third Amended and Restated Loan Agreement dated as of the date hereof by and between the Borrower, Cadence Bank, N.A. as administrative agent, and the Senior Creditors identified therein at any time, and all instruments and other documents entered into in connection therewith, and all replacements, amendments, supplements, refinancings and restatements thereof.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Subsidiary Acquisition Loan” means a loan from the Borrower to a Subsidiary of the Borrower that is not wholly-owned by the Borrower to finance a Permitted Acquisition by such Subsidiary; provided that, in connection with making such loan, the holders of equity interests of such Subsidiary (other than the Borrower and its Subsidiaries) pledge their equity interests in such Subsidiary to the Borrower as collateral security for such loan.

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties imposed thereon and with respect thereto.

“Total Debt” means all Indebtedness of the Loan Parties determined on a consolidated basis, including the amount of any earn-out obligation that has been accrued by the Borrower for accounting purposes because the applicable earn-out targets were achieved.

“TVIP” means The Villages Insurance Partners, LLC.

“Units” means the Common Units of the Borrower with the rights, powers and obligations set forth in the Operating Agreement.

2. Commitment and Credit Terms.

2.1 Credit Facility.

(a) The Loan. The Lender agrees, subject to the terms, covenants and conditions of this Agreement and the other Loan Documents, to make advances to the Borrower in an aggregate principal amount of up to the Commitment (the “Loan”).

(b) Advances. The obligation of the Borrower to repay the aggregate unpaid principal amount of advances made under the Loan (“Advances”), together with interest thereon, shall be evidenced by a promissory note issued on the Closing Date with a face amount of $125,000,000 (the “Note”). Prior to the Maturity Date and subject to the other provisions of this Agreement and the other Loan Documents, the Borrower may request Advances under the Loan; provided that whenever the Borrower obtains an Advance, the Commitment shall be automatically and permanently reduced by an amount equal to the amount of such Advance. The Loan is a nonrevolving loan and Advances repaid may not be reborrowed. Advances shall be used by the Borrower solely to finance (i) Permitted Acquisitions, Permitted Minority Acquisitions, Follow on Control Purchases, and Permitted Joint Ventures, including without limitation any earnout or similar consideration for such transaction, (ii) subject to Section 2.6, to repurchase Eligible Equity Interests or for Follow on Minority Purchases, (iii) the Closing Date Redemption, (iv) general corporate and working capital purposes of the Borrower, and (v) costs incurred by Borrower in connection with the closing of the Loan.

(c) Fee. At the Closing, the Borrower shall pay to the Lender an origination fee in the amount of $1,700,000.

2.2 Advance Requests. The Borrower may from time to time prior to the Maturity Date request the Lender to make Advances by delivering to the Lender irrevocable written notice (which notice must be received by the Lender one week prior to the requested date of borrowing and must be in a form and content reasonably satisfactory to Lender), specifying: (i) the amount to be borrowed, (ii) the requested date of borrowing and (iii) the purpose of the Advance. If the Advance is for a Permitted Acquisition, the Borrower shall provide all such information related thereto as the Lender may reasonably request.

2.3 Interest Rate. Interest shall accrue on the outstanding principal balance of the Loan at a fixed rate equal to eight and 75/100 percent (8.75%) per annum. If pursuant to the terms hereof, the Borrower is at any time obligated to pay interest on the principal balance of the Loan at a rate in excess of the maximum interest rate permitted by applicable law, the applicable interest rate shall be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.

2.4 Repayment. Commencing on the first day of April, 2019, and continuing on the first day of each calendar quarter thereafter through and including the Maturity Date, the Borrower shall make payments of interest only in amounts equal to the accrued but unpaid interest on the outstanding balance of the Loan. A final payment of all outstanding principal, all accrued but unpaid interest, and all other charges due hereunder shall be due and payable in full on the Maturity Date.

2.5 Prepayment.

(a) Voluntary Prepayment. The Borrower may prepay the outstanding balance of the Loan in whole or in part, in any amount, at any time. If the Borrower prepays all or any portion of the Loan within the first twenty-four (24) months following the Closing Date, the Borrower shall pay a prepayment fee equal to three percent (3%) of the amount of the Loan being prepaid. No prepayment fee shall apply (i) after such twenty-four (24) month period or (ii) at any time if the Loan is being repaid in full in connection with an initial public offering of the Borrower’s equity interests.

(b) Mandatory Net Proceeds Prepayments. Unless otherwise agreed to in writing by the Lender, the Borrower shall make a prepayment of the outstanding principal balance of the Loan equal to (i) 100% of the net proceeds received by a Loan Party from the sale or other disposition (including as a result of casualty or condemnation) of all or any part of the assets of any Loan Party in excess of $100,000 other than (A) dispositions of the same in the ordinary course of business or (B) to the extent proceeds from such disposition are reinvested to acquire or repair assets used or useful in the Loan Parties’ business within ninety (90) days following such disposition, (ii) 100% of the net proceeds received by a Loan Party from its issuance or incurrence of Indebtedness in excess of $100,000 other than Permitted Indebtedness, and (iii) 50% of the net proceeds received by a Loan Party from the issuance of common or preferred equity interests, including upon the exercise of warrants and options (other than (A) proceeds from any equity interests issued to the Lender and (B) proceeds from any issuance that are required to be distributed to a Person that is not a Loan Party), and upon the receipt of an equity contribution from a member; provided, however, that such prepayment shall only be made to the extent proceeds from the applicable transaction exceed the amount of Senior Debt the Borrower is required to prepay as a result of such transaction and, provided, further, that no prepayment shall be required with respect to amounts received by the Borrower in connection with the exercise of the Cure Right. The Borrower shall promptly notify the Lender in writing of the occurrence of any such event and shall either (x) make such prepayment within five (5) Business Days of determining the net proceeds from such transaction or (y) provide notice of its intention to reinvest such proceeds in accordance with clause (i)(B) above.

2.6 Repurchase of Eligible Equity Interests; Follow on Minority Purchases. Subject to the terms of Section 2.1 with respect to permitted uses of Advances, Borrower may use Advances to repurchase Eligible Equity Interests or for Follow on Minority Purchases only if (i) the purchase price is based on the Borrower’s most recent annual third-party valuation (either as of the date the purchase agreement is entered into or as of the date any such purchase is made), (ii) Borrower remains in compliance with all of the covenants set forth in Section 8 of this Agreement, before, at the time of, and as a result of any such repurchase, (iii) Borrower remains in compliance with the other covenants, terms and conditions in this Agreement, and (iv) no Default or Event of Default exists at the time of, or will occur as a result of, the purchase.

2.7 Acquisition Diligence. Should Borrower request that Lender include pre-acquisition EBITDA of any Permitted Acquisition as contemplated in subsection (y) of the definition of “EBITDA” in Section 1 of this Agreement or include any “EBITDA” of any acquired entity as contemplated in subsection (z) of the definition of “EBITDA” or include “EBITDA” and/or pre-acquisition “EBITDA” of any entity subject to a Follow On Control Purchase, or for purposes of calculating the Permitted Senior Indebtedness, or any financial covenant set forth in Section 8, the “EBITDA” shall (a) be subject to Lender’s verification and due diligence, in Lender’s reasonable discretion, and (b) only be included if Borrower has provided a written request to Lender to include such “EBITDA” and Lender has not (in Lender’s reasonable discretion) objected to such request within fifteen (15) days after Lender’s receipt of such written request. Notwithstanding the foregoing, so long as the Senior Debt is outstanding and so long as neither Section 5.7 of First Lien Credit Agreement (as defined in the Intercreditor Agreement) nor the definition of “EBITDA” set forth therein has been modified after the date hereof, any such EBITDA described in this Section 2.7 shall be included in Borrower’s EBITDA to the extent approved pursuant to the Senior Loan Documents.

3. Units.

3.1 Closing Date Units. At the Closing, the Borrower shall issue 293,660 Units to the Lender (the “Lender Units”).

3.2 Lender’s Representations and Warranties. In connection with the Lender Units to be acquired by the Lender pursuant to this Section 3, the Lender makes the following representations and warranties, each of which is relied upon by the Borrower, as of the date hereof, and is deemed to make such representations and warranties on the date of each Advance:

(a) The Lender Units are being or will be acquired by the Lender hereunder for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in any transaction which would be in violation of state or federal securities laws.

(b) The Lender is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(c) The Lender understands that (i) the Lender Units constitute “restricted securities” under the Securities Act, (ii) the offer and acquisition of the Lender Units hereunder is not registered under the Securities Act or under any “blue sky” laws in reliance upon certain exemptions from such registration and that the Borrower is relying on the representations made herein by the Lender in its determination of whether such specific exemptions are available, and (iii) the Lender Units may not be transferred except pursuant to an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act and under applicable “blue sky” laws or in a transaction exempt from such registration.

(d) The Lender (i) has been given an opportunity to have access to all material books and records of the Loan Parties and (ii) has had an opportunity to ask questions of, and receive answers from, representatives of the Loan Parties and such representatives have made available to the Lender such information regarding the Loan Parties in order for the Lender to make a fully informed decision to acquire the Lender Units. The Lender has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of and to protect its own interest in connection with the acquisition of the Lender Units.

(e) Lender is a person that is actively and regularly engaged in the business of lending money for purposes of Section 465(b)(6) of the IRS Code, and is accordingly eligible to make loans that qualify for the “de minimis” rule of Treasury Regulation Section 1.752-2(d) promulgated under the IRS Code. Lender shall maintain such status for so long as the Loan is outstanding and it or any related person owns any Units.

4. The Closing; Conditions to Closing; Conditions to Borrowing.

4.1 Conditions to Closing. Subject to the conditions hereof, the transactions described herein will be closed and this Agreement and the other Loan Documents will be effective and binding on the parties hereto (the “Closing”) on the date hereof (the “Closing Date”), subject to the satisfaction of the following conditions precedent:

(a) Loan Documents. Each Loan Party shall have executed and delivered to Lender all Loan Documents to which such Loan Party is a party, each in form and substance reasonably satisfactory to Lender.

(b) Secretary’s Certificates. Each Loan Party shall have delivered to the Lender a certificate, satisfactory in form and content to Lender, dated the Closing Date and executed by such Loan Party’s secretary or other officer, which shall (a) certify the resolutions of its Board authorizing and approving the execution, delivery and performance of this Agreement and the other transactions contemplated hereby, (b) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign this Agreement and the other Loan Documents and (c) contain appropriate attachments, including (i) a true, correct and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such Loan Party, (ii) a true, correct and complete copy of the bylaws, operating agreement or similar governing document of such Loan Party, as then in effect and (iii) a certificate as of a recent date of the good standing of such Loan Party under the laws of its jurisdiction of incorporation or organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.

(c) Consents and Approvals. All third-party consents or approvals necessary to consummate the transactions contemplated by this Agreement and each of the other Loan Documents shall have been duly obtained.

(d) Financial Statements. The Borrower shall have furnished complete and correct copies of (i) audited annual consolidated financial statements of the Loan Parties for the fiscal year ended December 31, 2017, and (ii) management prepared annual consolidated financial statements of the Loan Parties for the fiscal year ended December 31, 2018.

(e) Opinion of Counsel. A favorable written opinion of counsel to the Borrower and Guarantors, addressed to the Lender, and covering such matters relating to the Borrower and Guarantors, the Loan Documents and the transactions contemplated herein as the Lender shall reasonably request.

(f) No Adverse Material Change. (i) Since December 31, 2018, there shall not have occurred any event, condition or state of facts with respect to any Loan Party which would reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Lender in the Loan Documents shall be inaccurate or misleading in any material respect.

(g) Operating Agreement. The Borrower, the Lender and the other members of the Borrower shall have entered into the Operating Agreement.

(h) Non-Compete and Employment Agreements. The Lender shall have received and reviewed and found satisfactory all of the non-compete and employment agreements with Lowry Baldwin, Trevor Baldwin, Chase Bedsole, Elizabeth Krystyn, Laura Sherman, Kris Wiebeck, John Valentine, Dan Galbraith and any other key employees or shareholders/members.

(i) Other Information. The Borrower shall have furnished to the Lender such other documents, certificates and information as the Lender may reasonably request, including without limitation, all the due diligence items listed in the due diligence checklist provided to the Borrower. No information provided to the Lender by any Loan Party shall be materially misleading or fail to disclose any material information relevant to any Loan Party’s business or financial condition.

4.2 Conditions to Each Advance. Subject to all other terms, covenants and conditions set forth in this Agreement, the obligation of the Lender (a) to make any Advance requested to be made by it on any date (including, without limitation, the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. With respect to any Advance, each of the representations and warranties made by the Borrower and the other Loan Parties in or pursuant to this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the requested date of borrowing as if made on and as of such date; provided that any such representations and warranties that by their express terms are made as of a specific date shall be true and correct in all material respects as of such specific date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Advances requested to be made or issued on such date.

(c) Units. The Borrower shall concurrently issue Lender Units to the Lender in accordance with Section 3.

(d) Sources and Uses of Funds Statement. The Lender shall receive a sources and uses of funds statement.

Each request by the Borrower for an Advance hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in clauses (a) and (b) above have been satisfied.

5. Representations and Warranties. In order to induce the Lender to make the extensions of credit provided for herein, the Borrower makes the following representations and warranties as of the date hereof, each of which is independently material and relied upon by the Lender:

5.1 Existence and Rights. Each Loan Party is duly formed, validly existing and in good standing under the laws of the state of its formation, incorporation or organization, as applicable, and has delivered to the Lender a true, correct and complete copy of its articles of organization and its operating agreement, or equivalent or comparable constitutive documents. Each Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into this Agreement and each of the Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.

5.2 Agreement Authorized. The execution, delivery and performance of this Agreement, the Note and the other Loan Documents are duly authorized and do not require the consent or approval of any governmental body, other regulatory authority or other third party which has not previously been obtained. All action on the part of each Loan Party, and all necessary or appropriate approvals and consents for the due execution, delivery and performance of this Agreement, the Note and the other Loan Documents have been duly and validly obtained or taken. This Agreement, the Note and the other Loan Documents constitute the valid and binding obligations of each Loan Party that is a party hereto or thereto, enforceable against such Person in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors’ rights generally and by application of general equitable principles.

5.3 Subsidiaries; Other Investments. As of the Closing Date, except as disclosed on Schedule 5.3, (a) no Loan Party has any Subsidiaries, or any investment in any other business or entity and (b) no Loan Party owns or controls or has any contract or commitment to own or control any capital stock, bonds or other securities of, and does not have a proprietary interest in, any corporation, partnership, limited liability company, proprietorship or other business organization.

5.4 Litigation. Except to the extent disclosed on Schedule 5.4 or disclosed to the Lender pursuant to Section 6.7(b), there is no pending, or to the knowledge of the Borrower, threatened action, proceeding or investigation which could reasonably be expected to have a Material Adverse Effect.

5.5 Financial Statements. The Borrower has delivered complete and correct copies of (i) audited annual consolidated financial statements of the Loan Parties for the fiscal year ended December 31, 2017, and (ii) management prepared annual consolidated financial statements of the Loan Parties for the fiscal year ended December 31, 2018. Such financial statements were prepared on a basis consistent with prior practices and are complete and correct in all material respects, and fairly present in all material respects the financial condition and results of operations of the Loan Parties, as of the dates thereof and for the periods then ended.

5.6 Personal Property. Each Loan Party has good title to all personal property which such Loan Party purports to own, including, but not limited to, that reflected on the financial statements provided pursuant to Section 5.5, free and clear of all Liens, except for Permitted Liens.

5.7 Real Estate. No Loan Party owns any real property. The real property listed in Schedule 5.7 constitutes all of the real property leased by any Loan Party. The Loan Parties have valid leasehold interests in all of their leased real property.

5.8 Absence of Changes. During the period between December 31, 2018 and the Closing Date, except to the extent set forth on Schedule 5.8, each Loan Party’s business has been operated in the ordinary course consistent with past practices, and during such period no Loan Party has:

(a) Undergone any material adverse change in its financial condition;

(b) Suffered any damage, destruction or loss of property having a value in excess of $500,000, or $1,000,000 in the aggregate (whether or not covered by insurance) affecting its assets;

(c) Incurred any Indebtedness, including, but not limited to, any account payable, other than Indebtedness incurred in the ordinary course of business and consistent with past practices;

(d) Paid, discharged or satisfied any Lien or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than as contemplated hereby or in the ordinary course of business and consistent with past practices;

(e) Other than the sale, lease or disposal of tangible assets in the ordinary course of business, sold, leased, transferred, pledged, mortgaged, or otherwise disposed of any tangible or intangible asset, nor subjected any of its assets having a value in excess of $250,000 to any Lien (other than Permitted Liens); or

(f) Made any material change in accounting methods or practices, or any change in depreciation, cost recovery or amortization policies or rates theretofore adopted, except in accordance with GAAP.

5.9 Contracts, Etc.

(a) Neither the execution nor the delivery of this Agreement, the Note and the other Loan Documents nor the consummation of the transactions contemplated hereby or thereby, nor the fulfillment of the terms hereof or thereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Loan Party’s articles of incorporation or organization, certificate of formation, by-laws, operating agreement or other similar governing document, or of any lease (whether for real or personal property or whether a Capital Lease or operating lease), agreement, license, restriction, undertaking, instrument, law, ordinance, regulation, governmental license, approval, tariff, any order or decision of any court, or cause any lien, charge or encumbrance under which any Loan Party or any of its properties is bound or obligated, or result in the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, in each case which could reasonably be expected to have a Material Adverse Effect.

(b) No Loan Party is and, to the Borrower’s knowledge, no other party to any Material Contract with any Loan Party is in default in any material respect, in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any such Material Contract and no such party has made any claim of a default by any Loan Party. All such Material Contracts are enforceable against each Loan Party and, to the knowledge of the Borrower, against the other parties thereto (subject only to bankruptcy, reorganization, insolvency or other similar laws or any applicable rules of equity). The consummation of the transactions contemplated hereby and by the other Loan Documents will not constitute a default under or breach of any of such Material Contracts by any Loan Party.

(c) Each Material Contract (other than those that have expired at the end of their normal terms) (i) is in full force and effect and is binding upon and enforceable against the applicable Loan Party and, to Borrower’s knowledge, each other Person that is a party thereto in accordance with its terms, (ii) except to the extent disclosed in writing to the Lender, has not been otherwise materially amended or modified, and (iii) is not in default due to the action or inaction of the applicable Loan Party.

5.10 Compliance with Laws, Instruments, Etc. . No Loan Party is in violation of its articles of organization or operating agreement, or similar governing document of such Loan Party. No Loan Party is in violation in any material respect of any applicable law, statute or regulation of any federal, state, municipal or other governmental or quasi-governmental agency, board, bureau or body relating to the conduct of its business or the maintenance, operation or use of the assets of such Loan Party, or in violation or default in any respect with respect to any material order, license, regulation or demand of any court or governmental agency.

5.11 Taxes. Each Loan Party has timely filed, or obtained valid extensions of time for filing (which extensions have not expired), all material federal, state, local and other tax returns and reports required to be filed by such Loan Party. All such tax returns are true and correct in all material respects. No material claim has been made by any taxing authority in any jurisdiction where any Loan Party did not file tax returns that such Loan Party is or may be subject to taxation by that jurisdiction, except for any claims the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Loan Party and for which adequate reserves in accordance with GAAP shall have been established on its books.

5.12 Insurance. The insurance each Loan Party carries is reasonably adequate in kind and amount to cover insurable risks normally insured against by companies similarly situated, and all premiums thereon have been paid as and when due. All such policies are in full force and effect. Such policies are valid, outstanding and enforceable policies and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. No Loan Party has been refused any insurance with respect to any material assets or operations, nor has the Borrower’s coverage been limited in any respect material to its operations, by any insurance carrier to which it has applied for any such insurance.

5.13 Solvency. Except as set forth below, the Loan Parties, individually and on a consolidated basis, before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, have not incurred, do not intend to incur and do not believe they will incur, debts which they will be unable to pay as they become due. No Loan Party is engaged in a business or transaction, and no Loan Party will engage in a business or transaction, for which the property of such Loan Party is an unreasonably small capital. After giving effect to the transactions contemplated by this Agreement and the other Loan Documents, each Loan Party owns assets and operations whose fair saleable value on a going concern basis is greater than the amount required to pay all of such Loan Party’s Indebtedness.

5.14 ERISA. With respect to each Plan maintained by Borrower and each Subsidiary, the Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan that may reasonably be expected to subject Borrower or any Commonly Controlled Entity to any material liability; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present fair market value of all Plan assets allocable to such benefits exceeds the value of all vested benefits under each Plan, as determined on the most recently completed actuarial valuation report for the Plan and in accordance with the provisions of ERISA; and neither the Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA other than for premium payments in the normal course of Plan administration.

5.15 Environmental Matters.

(a) To the best of the Borrower’s knowledge, the Loan Parties are in compliance in all material respects with all provisions of the Environmental Laws, and with any rules, regulations, and administrative orders of any governmental agency, and with any judgments, decrees or orders of any court of competent jurisdiction with respect thereto.

(b) No Loan Party has received any assessment, notice of (primary or secondary) liability or notice of financial responsibility, and no notice of any action, claim or proceeding to determine such liability or responsibility, or the amount thereof or to impose civil penalties with respect to a site listed on any federal or state listing of sites containing or believed to contain Hazardous Substances, nor has any Loan Party received notification that any Hazardous Substances that it has disposed of have been found in any site at which any governmental agency is conducting an investigation or other proceeding under any Environmental Law.

(c) To the best of the Borrower’s knowledge, no part of any property used by any Loan Party in their business or any building, structure or facility located thereon or improvement thereto contains or contained asbestos or polychlorinated biphenyls (PCBs); have or have had asbestos-containing materials or electrical transformers, fluorescent light fixture ballasts or other equipment containing PCBs installed thereon or therein; is or has been used for the handling, processing, storage or disposal of Hazardous Substances; or contain or contained above-ground or underground storage tanks or other storage facilities for Hazardous Substances, except as heretofore disclosed to Lender.

5.16 Securities Acts; Federal Reserve Regulations. No Loan Party nor any agent acting on its behalf has, directly or indirectly, taken or will take any action which would subject the issuance of the Note to the provisions of Section 5 of the Securities Act of 1933, as amended, or to the provisions of any securities or Blue Sky law of any applicable jurisdiction or that might cause this Agreement or the Loan Documents to violate any regulation of the Board of Governors of the Federal Reserve System.

5.17 Margin Securities. No Loan Party is engaged principally in, and does not have as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any “margin stock”. No part of the proceeds of the Loan hereunder will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

5.18 Holding Company Status. No Loan Party is a holding company, or a subsidiary or affiliate of a holding company or a public utility, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or a public utility within the meaning of the Federal Power Act, as amended.

5.19 Investment Company Status. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment advisor” within the meaning of the Investment Advisors Act of 1940, as amended.

5.20 False or Misleading Statements. No representation, warranty or other statement of any Loan Party in this Agreement or the Loan Documents contains any false or misleading statement of a material fact or omits the statement of a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

5.21 USA Patriot Act. No Loan Party is identified in any list of known or suspected terrorists published by any United States government agency (collectively, as such lists may be amended or supplemented from time to time, referred to as the “Blocked Persons Lists”) including, without limitation, (a) the annex to Executive Order 13224 issued on September 23, 2001, and (b) the Specially Designated Nationals List published by the Office of Foreign Assets Control.

5.22 Absence of Foreign or Enemy Status. No Loan Party is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), as amended. No Loan Party is in violation of, nor will the use of any of the Loan proceeds violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).

5.23 Existing Senior Indebtedness. The Permitted Senior Indebtedness is in full force and effect as of the date hereof pursuant to the Senior Loan Documents, copies of which have been provided to the Lender and to the knowledge of the Borrower, no default exists thereunder.

5.24 Status of Certain Agreements. The TVIP Operating Agreement is in full force and effect and to the knowledge of the Loan Parties, no default exists thereunder.

6. Affirmative Covenants. From and after the Closing Date and until all Obligations are repaid and satisfied in full and the Lender has no obligation to make Advances, the Borrower shall comply with, and cause each of the other Loan Parties to comply with, each of the following covenants:

6.1 Payments. The Borrower shall duly make all principal and interest and other payments on the Note, as the same become due and payable, and the Borrower shall otherwise comply with the terms and conditions thereof and hereof.

6.2 Taxes. Each Loan Party shall prepare all Tax returns required by law to be filed, and such returns shall be accurate in all material respects. Each Loan Party shall promptly pay and discharge all material Taxes, assessments and governmental charges or levies imposed by applicable law upon it or upon its properties, real, personal or mixed; provided, however, that no Loan Party shall be required to pay or cause to be paid any such Tax, assessment, charge or levy if the same shall not at the time be due and payable or if the validity thereof shall be contested in good faith by appropriate proceedings, in which event such Loan Party has established adequate reserves on its books with respect to such Tax, assessment, charge or levy and such event could not reasonably be expected to have a Material Adverse Effect.

6.3 Insurance. Each Loan Party shall maintain insurance against all such liabilities, hazards and risks, and in at least such amounts as are usually carried by persons engaged in the same or a similar business, in any case in an amount that is reasonably satisfactory to the Lender. All such insurance shall be effected under valid and enforceable policies issued by insurers of recognized responsibility and reasonably acceptable to Lender, except that the Loan Parties may effect worker’s compensation or similar insurance in respect of operations in any state or other jurisdiction through an insurance fund approved by such state or other jurisdiction. The Lender shall be listed as “loss payee” or “additional insured” on all such policies of insurance, each of which must contain deductibles reasonably acceptable to the Lender and be for a minimum term of one (1) year. The Borrower shall furnish to the Lender a certificate or certificates evidencing said insurance and further providing for thirty (30) Days’ notice to the Lender prior to any material amendment, expiration or cancellation (ten (10) Days’ notice for non-payment of premium) prior to the Closing Date and at any time thereafter during the term of this Agreement as may be requested by the Lender. Annually during the term of the Loan, the Lender shall be provided evidence of the payment of the payment of the premium for all such insurance; provided, however, that failure to do so shall not constitute an Event of Default unless Lender has requested such evidence and Borrower has not provided it within ten (10) Days of the date of such request.

6.4 Financial Reports. The following financial reports shall be provided:

(a) The Borrower shall provide the Lender, as soon as available but in any event within 30 days after the end of each fiscal quarter, Borrower-prepared consolidated financial statements of the Loan Parties; in each case such financial statements shall include a balance sheet, statement of income and expense, and statement of cash flow, all for such period and for the then current fiscal year-to-date setting forth in comparative form the figures as of the end of and for the comparative period in the previous fiscal year. Each of the foregoing financial statements shall be provided in reasonable detail and prepared in accordance with GAAP, subject to ordinary and customary year-end adjustments.

(b) Within 30 days after the Closing Date, and commencing with the fiscal year ending December 31, 2019, and within 90 days after the last day of each fiscal year, the Borrower will provide the Lender with audited annual consolidated financial statements of the Loan Parties, in each case including a balance sheet, statement of income and expense and statement of cash flow for such year, prepared in accordance with GAAP and setting forth in each case, in comparative form, the figures for the previous fiscal year, all in reasonable detail.

(c) The financial statements delivered to the Lender pursuant to clauses (a) and (b) above shall be accompanied by a Compliance Certificate, certified by a Responsible Officer of the Borrower.

(d) Promptly furnish to the Lender with any reports or documentation and such other information as the Lender may from time to time reasonably request.

6.5 Books and Records; Cash Management Systems. The Loan Parties shall keep proper, complete and accurate books of record and account and shall maintain satisfactory cash management systems.

6.6 Compliance with Instruments, Laws, Etc. Each Loan Party shall comply in all material respects with the terms, requirements, restrictions and limitations of any applicable law, statute or regulation of any federal, state, municipal or other governmental or quasi-governmental agency, board, bureau or body relating to the conduct of such Loan Party’s business and maintenance and operation of its properties, and shall further comply with, and perform the terms, conditions and covenants contained in any contract, lease, license, mortgage, indenture, instrument or other agreement under which such Loan Party is obligated, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.7 Notice to Lender. Upon the Borrower obtaining notice or knowledge of any of the following, the Borrower shall promptly (and in any event within five (5) Business Days in the case of clause (a) below) notify in writing the Lender of the same and what action such Borrower proposes to take, and shall thereafter keep the Lender fully informed, with respect thereto:

(a) any Event of Default or Default;

(b) Any litigation, investigation or administrative proceeding in which the amount in controversy exceeds $500,000 in the aggregate or in which a criminal sanction or injunctive remedy is sought against any Loan Party;

(c) Any material loss or damage to any Collateral or any substantial adverse change in the Collateral, in each case taken as a whole; or

(d) Any material change or modification in, or any default or “Event of Default” (as defined therein) under (or receipt of any notice related to any of the foregoing), any Material Contracts to which any Loan Party is a party or is bound.

6.8 Cooperation. The Borrower shall take such actions and execute and deliver to Lender such instruments and documents as Lender will reasonably request (including obtaining agreements from third parties as Lender reasonably deems necessary) to create, maintain, preserve and protect Lender’s security interest in the Collateral and Lender’s rights in the Collateral and to carry out the intent of this Agreement and the other Loan Documents.

6.9 Access to Books and Records. Allow Lender, or its agents, (a) during normal business hours, and in a manner that will not unreasonably interfere with normal business operations to have access to the books, financial records and such other financial documents of the Loan Parties, as Lender shall reasonably require, and allow Lender to make copies thereof which copies will be kept confidential by Lender and (b) make such audit and examination thereof and audit and verify the Collateral not more than once each year (provided no Event of Default exists, in which event the Lender may conduct as many audits as it deems reasonably necessary), and conduct such other investigation as it considers appropriate to determine and verify the Loan Parties’ business properties and to protect Lender’s security interests, and Borrower shall reimburse Lender for all reasonable costs and expenses incurred in connection with such audits and examinations.

6.10 Maintenance of Existence. Each Loan Party shall at all times preserve and maintain in full force and effect its limited liability company or corporate, as applicable, existence, powers, rights, licenses, permits and franchises in the jurisdiction of its organization and continue to conduct and operate its business substantially as conducted on the date hereof.

6.11 Maintenance of Properties. Each Loan Party shall continue to hold good title to, and shall maintain or cause to be maintained in good repair, working order and condition, all properties used or useful in its business, including, but not limited to, any real property and all improvements thereon, and from time to time will make or cause to be made all appropriate repairs, renewals, improvements and replacements thereof so that the businesses carried on in connection therewith may be properly conducted at all times. No Loan Party will do or permit any act or thing which might materially impair the value or commit or permit any material waste of its properties or any part thereof, or permit any unlawful occupation, business or trade to be conducted on or from any of its properties. To the extent the Loan Parties lease any of their places of business, they shall maintain and keep current at all times all such leases.

6.12 Subsidiaries. The Borrower shall provide prior written notice to the Lender of the acquisition or formation of any new Subsidiary (even those which will not be financed with an Advance) and such other information related thereto as the Lender may reasonably request, including copies of organizational documents. Each wholly-owned, domestic Subsidiary shall (i) become a Guarantor by executing a Supplement to the Guaranty Agreement in the form attached thereto or such other form as is satisfactory to the Lender and (ii) grant to the Lender a security interest in all its assets as collateral for the Obligations by executing and delivering to the Lender a Supplement to the Security Agreement in the form attached thereto or such other form as is satisfactory to the Lender, in each case within twenty (20) Business Days of becoming a wholly-owned Subsidiary.

6.13 Notice of Adoption of Plan. As soon as possible and in any event within thirty (30) Days after the Borrower or any Related Entity adopts a new Plan, the Borrower or such Related Entity shall notify the Lender of the adoption of the new Plan. Adoption of a new Plan shall include the adoption of the new Plan by the Borrower or such Related Entity as well as inclusion of employees of the Borrower or such Related Entity under the Plan of another corporation.

6.14 Notice of Plan Events, Termination and Litigation. As soon as possible and in any event within thirty (30) Days after the Borrower knows or has reason to know that any Reportable Event or a Prohibited Transaction with respect to any Plan has occurred or that the PBGC or the Borrower or any Related Entity has instituted or will institute proceedings under ERISA to terminate a Plan, or a partial termination of a Plan has or is alleged to have occurred, or more than twenty percent (20%) of the total number of employees who are participants in a Plan will sever, or have severed, their employment due to a decision to cease operations at a facility or facilities or to reduce the work force, or any litigation regarding a Plan or naming the trustee of a Plan or the Borrower or any Related Entity with respect to a Plan is threatened or instituted, or the purchase, acceptance, holding or sale of customer notes by a Plan fails to comply with Prohibited Transactions Exemption 85-68 published on April 3, 1985, the Borrower will provide to the Lender copies of the written statement of the chief financial officer of the Borrower setting forth details of such Reportable Event, Prohibited Transaction, termination proceeding, partial termination or litigation and the action being or proposed to be taken with respect thereto, together with copies of the notice of such Reportable Event or any other notices, applications or forms submitted to the PBGC, Internal Revenue Service or the United States Department of Labor, and copies of any notices or correspondence received from the PBGC, Internal Revenue Service or the United States Department of Labor, and copies of any pleadings, notices or other documents relating to such litigation.

6.15 Plan Annual Reports. Promptly after the filing thereof with the Internal Revenue Service or the PBGC, the Borrower will provide to the Lender copies of each annual report and annual premium filing form which is filed with respect to each Plan for each plan year, including (i) a statement of assets and liabilities of such Plan as of the end of such plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for plan benefits, for such plan year, certified by the trustee of the Plan or the independent certified public accountants for such and (ii) if required by law or applicable regulations, an actuarial statement of such Plan applicable to such plan year, certified by the actuary for the Plan.

7. Negative Covenants. From and after the Closing Date and until all Obligations are repaid and satisfied in full and the Lender has no obligation to make Advances, the Borrower will not do or take, or permit any other Loan Party to do or take, any of the following actions, without the prior written consent of the Lender:

7.1 Use of Proceeds. Use any of the proceeds of any Advance or any other credit extended under this Agreement for purposes other than for the purposes set forth herein.

7.2 Investments, Loans and Advances. Make or have outstanding any loans or advances to, or investments in (through the acquisition of securities or stock or otherwise), any other person, firm, or corporation, except: (a) advances in the ordinary course of business to suppliers with respect to the purchase of inventory, supplies or equipment; (b) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business; (c) investments in obligations of the United States Government and maturing within one year or deposits in or certificates of deposit issued by a commercial bank organized under the laws of the United States and maturing within one year; (d) investments in Cash Equivalents; (e) investments in money market funds substantially all of the assets of which are comprised of securities of the type described in subsection (c) above; (f) loans and investments to and among Loan Parties and investments in other Subsidiaries made in the ordinary course of business; (g) advances in the form of prepayment of expenses in the ordinary course of business and deposits in cash made in the ordinary course of business to secure performance of operating leases; (h) loans to employees of the Borrower from time to time in the form of payroll advances; (i) Subsidiary Acquisition Loans; (j) Permitted Acquisitions, (k) Permitted Joint Ventures, (l) Permitted Minority Acquisitions, (m) Follow on Control Purchases, (n) purchases of Eligible Equity Interests, and (o) Follow on Minority Purchases.

7.3 Merger, Consolidation, Sale or Transfer of Assets. Other than Permitted Acquisitions, Permitted Minority Acquisitions, Follow on Control Purchases, and Permitted Joint Ventures, merge into or consolidate with any other entity, acquire all or substantially all of the assets of any other entity, nor sell, lease, assign, transfer, or otherwise dispose of all or a substantial or material portion of the Borrower’s assets, except (a) dispositions of property or assets to the Borrower or any Guarantor; (b) dispositions of any other property, including the sale of any equity interests in any Subsidiary (including any Guarantor) or joint venture, so long as (i) such asset is sold at fair market value, (ii) after giving effect to such disposition the Borrower is in compliance with the Leverage Ratio and (iii) with respect to the disposition of a Subsidiary, if the annual revenue of such Subsidiary is in excess of $2,500,000, a marketing process or other process reasonably acceptable to Lender and designed to assure the realization of full value is used in such sale; and (c) provided no Event of Default exists, replace assets (other than significant material assets) due to depreciation, repair or obsolescence, provided any such replacement equipment shall be subject to the Lender’s security interest and shall secure the Loan.

7.4 Amendments or Changes in Charter or Agreements. Amend, modify or supplement in any way, or terminate, the articles of organization, operating agreement or other similar governing document of any Loan Party in a manner which is materially adverse to the Lender. If any Loan Party makes any amendment to any of its governing documents, it shall provide the Lender a copy within fifteen (15) days of the effective date of such amendment.

7.5 Change in Ownership and Control. Allow a change in the current ownership and control of the Borrower that constitutes a Change of Control.

7.6 Permitted Indebtedness. Create, incur, assume or permit to exist any Indebtedness of Loan Parties, except (a) the Obligations and (b) Permitted Indebtedness.

7.7 Permitted Liens. Mortgage, pledge, grant or permit to exist a security interest in, or Lien upon, all or any portion of any assets of any Loan Party, whether now owned or subsequently acquired, except (a) Liens in favor of Lender and (b) Permitted Liens.

7.8 Member Distributions. Declare or pay any distributions to its members either in cash or in any other property, nor redeem, retire, repurchase or otherwise acquire any membership in Borrower other than (a) distributions in an amount needed for the payment of taxes on Borrower’s taxable income; (b) distributions in an amount such that Borrower is in pro-forma compliance with the financial covenants set forth in Section 8, after giving effect to the payment, and no default exists at the time or would exist as a result of making the payment; (c) repurchases or redemptions of equity interests in connection with the exercise of stock options or restricted stock awards; (d) other repurchases or redemptions, pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers and employees of the Borrower and its Subsidiaries; (e) repurchases or redemptions of equity interests held by employees, officers or managers of the Borrower upon death or separation from employment or departure; (f) the Closing Date Redemption; and (g) subject to Section 2.6, repurchases of Eligible Equity Interests and Follow on Minority Purchases. If any repurchase or redemption is evidenced by a promissory note or other form of indebtedness, such promissory note or other form of indebtedness must be fully subordinated to all indebtedness owing by the Borrower to the Lender, on terms and conditions satisfactory to the Lender in the Lender’s sole and absolute discretion, including a complete stand-still provision until all Obligations have been paid in full; provided that so long as the Borrower would be in compliance with its Leverage Ratio, the Borrower may make regularly scheduled payments of principal and interest.

7.9 Capital Expenditures. Make Capital Expenditures in an aggregate amount in excess of the sum of (i) $1,500,000 and (ii) an amount equal to 10% of the Borrower’s EBITDA in excess of $5,000,000, during any trailing twelve month period.

7.10 Equity Compensation. Grant or issue any equity or rights to acquire equity in the Borrower or any of its Subsidiaries as compensation to employees, officers, or managers of or consultants to the Borrower or any of its Subsidiaries, other than in the ordinary course of business or in connection with the exercise of the Cure Right.

7.11 Affiliate Loans. Except as permitted by Section 7.2(f), (h) and (i), the Borrower will not extend any loans or advance any monies to any Affiliate, member, officer or employee of the Borrower without the prior written consent of the Lender. All loans to the Borrower from any Affiliate, member, officer or employee of the Borrower (collectively, “Related Party Indebtedness”) shall, at all times, be subordinate in all respects to the Loan and the other Obligations. Except with respect to loans permitted by Section 7.2(f) and (h), the Borrower shall cause all such Affiliates, members, officers and employees of the Borrower to execute and deliver, from time to time, to the Lender subordination agreements in form and content satisfactory to the Lender and such other documents as the Lender may deem necessary to completely subordinate such Related Party Indebtedness to the Loan; provided, however, so long as no Event of Default exists or has occurred, or would be created by such payments, the Borrower may pay such loans.

7.12 Plan Liabilities. Neither the Borrower nor any Related Entity will permit the aggregate present value of accrued benefits of any Plan, computed in accordance with actuarial principles and assumptions applied on a uniform and consistent basis by an enrolled actuary of recognized standing acceptable to the Lender, to exceed the aggregate value of assets of the Plans, computed on a fair market value basis, or permit the aggregate present value of vested benefits of the Plans, computed in accordance with actuarial principles and assumptions applied on a uniform and consistent basis by an enrolled actuary of recognized standing acceptable to the Lender, to exceed the aggregate value of assets of the Plans, computed on a fair market value basis.

8. Financial Covenants.

8.1 Leverage Ratio. From and after the Closing Date and until all Obligations are repaid and satisfied in full and the Lender has no obligation to make Advances, the Borrower shall maintain a Leverage Ratio of less than or equal to 6.5 to 1.0, measured quarterly on a rolling four quarter basis commencing with the four quarters ending March 31, 2019. Notwithstanding the foregoing, in the 1st quarter following a Material Acquisition, the Borrower shall maintain a Leverage Ratio of less than or equal to 7.0 to 1.0 and in the 2nd quarter following a Material Acquisition, the Borrower shall maintain a Leverage Ratio of less than or equal to 6.75 to 1.0.

9. Events of Default.

9.1 Events of Default. So long as any Obligations are outstanding or the Lender has an obligation to make Advances, any one or more of the following shall constitute an “Event of Default”:

(a) Failure of the Borrower to pay any principal, interest, fees or expenses payable under this Agreement or any other Loan Document when the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Days after notice from the Lender;

(b) (i) Failure of any Loan Party to pay when due or within any applicable grace period any principal or interest on any Indebtedness (other than under the Loan Documents), the principal balance of which exceeds $100,000 or (ii) breach or default by any Loan Party (other than a payment default) with respect to any such Indebtedness, if the effect of such default or breach (taking into account any applicable cure or grace periods) is to cause, or permit the holder or holders of such Indebtedness to then cause such Indebtedness to become or be declared due prior to the scheduled maturity thereof; provided, however, in the event of any default by any Loan Party under any Indebtedness, regardless of the amount or the effect, the Loan Party shall have taken appropriate good faith steps to cure or otherwise address any such default within thirty (30) Days following the earlier of (A) the occurrence thereof or notice is received from the applicable lender or creditor and (B) a Responsible Officer of the Loan Party has obtained knowledge thereof, and the Loan Party continues to diligently pursue resolution thereof, which resolution is not achieved within sixty (60) Days;

(c) (i) A default shall occur in the observance or performance by a Loan Party of any term, covenant, or other provision contained in this Agreement or any other Loan Document (other than those explicitly set forth in clause (c)(ii) hereof) and such default is not remedied within sixty (60) Days following the earlier of (A) notice thereof from the Lender to the Borrower and (B) a Responsible Officer of the Borrower has obtained knowledge thereof, so long as the Borrower is continuously and diligently working to effect the cure of such default during such period or (ii) a default shall occur in the observance or performance by a Loan Party of Section 7 of this Agreement;

(d) If any representation or warranty made by a Loan Party in this Agreement or any other Loan Document, or made by a Loan Party in any exhibit, statement or certificate attached to this Agreement or furnished to the Lender in connection with this Agreement or any other Loan Document, proves untrue in any material respect to a Loan Party on the date as of which made or as of which the same is to be effective and which shall not have been remedied or waived within thirty (30) days after the earlier of (i) notice thereof from the Lender to the applicable Loan Party and (ii) a Responsible Officer of such Loan Party has obtained knowledge thereof, so long as the Borrower is continuously and diligently working to effect the cure of such default during such period;

(e) Any Loan Party becomes bankrupt (except to the extent covered in clause (f) or (g) below), or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for such Loan Party or for a material part of its properties;

(f) A proceeding is commenced by or against any Loan Party seeking appointment of a trustee or receiver or for a material part of such Loan Party’s properties and in the case of any involuntary proceeding, the order of such appointment is not discharged, vacated or stayed within 30 Days after such appointment;

(g) Bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against any Loan Party and, if so instituted, are consented to by any Loan Party, or, if contested, are not dismissed by the adverse parties or by an order, decree or judgment within 30 Days after such institution;

(h) Any judgment, writ or warrant of attachment or of any similar post-judgment process in an amount in excess of $100,000 in any one case or $500,000 in the aggregate shall be entered or filed against any Loan Party or against any of its properties or assets and remains unpaid, unvacated, unbonded or unstayed for a period of 30 Days;

(i) If the obligation of any Guarantor under the Guaranty Agreement is limited or terminated by operation of law or by such Guarantor, or if any Guarantor fails to perform any obligation under the Guaranty Agreement or any other Loan Document (subject to any applicable cure periods), or repudiates or revokes or purports to repudiate or revoke any obligation under any Guaranty Agreement or any other Loan Document, or any Guarantor ceases to exist for any reason;

(j) If the Security Agreement shall, for any reason, fail or cease to create a valid and perfected second priority Lien on the Collateral covered thereby, subordinate only to Permitted Liens, to the extent such Collateral may be perfected by filing a financing statement with the applicable filing office under Article 9 of the UCC or may be perfected by possession or control under Article 8 or Article 9 of the UCC;

(k) If a Reportable Event shall have occurred that, in the opinion of the Lender, when taken together with other Reportable Events that have occurred, could reasonably be expected to result in liability to the Borrower and/or its Subsidiaries;

(l) If any Loan Party shall have concealed, removed, or permitted to be concealed or removed, any part of its properties, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its properties which would be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall have made any transfer of its properties to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its properties through legal proceedings or distraint which is not vacated within sixty (60) Days from the date thereof; or

(m) If any default by the Borrower shall occur under the Intercreditor Agreement or the Intercreditor Agreement shall be terminated for any reason while the Permitted Senior Indebtedness is in effect.

10. Remedies.

10.1 Acceleration. If an Event of Default specified in Sections 9.1(e), 9.1(f) or 9.1(g) shall occur, all Obligations shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower. When any Event of Default described in the other sections of Section 9.1 has occurred and for so long as such Event of Default is continuing, the Lender, at its option upon notice to the Borrower and without any other presentment, demand, protest or notice of any kind (all of which the Borrower hereby expressly waive), may declare the Obligations to be due and payable in full, and it shall thereupon become immediately due and payable. With or without accelerating the Obligations, if an Event of Default is continuing, the Lender may increase the interest rate on the principal amount of all outstanding Advances to 11.0% per annum. Upon the occurrence of any Event of Default, at the option of the Lender, the Lender’s obligation to make any Advances hereunder shall terminate.

10.2 Expenses. The Borrower agrees to pay to the Lender all reasonable out of pocket costs and expenses incurred by the Lender (including reasonable attorneys’ fees and expenses) in connection with the collection of the Obligations or the enforcement or amendment of any provisions of this Agreement or the other Loan Documents.

10.3 Remedies Cumulative. The remedies provided in this Section 10 are in addition to, and not in limitation of, any other rights and remedies the Lender may have upon an Event of Default (whether by statute, rule or law or given in any other Loan Document). The Lender may exercise any or all of the remedies provided by this Section 10, any other section of this Agreement or any other Loan Document, and any forbearance or failure to exercise, and any delay by the Lender in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.4 Right to Cure.

(a) Cure Right. Notwithstanding anything to the contrary contained in this Section 10, in the event that the Borrower fails to be in compliance with the Leverage Ratio at the end of any fiscal quarter and (a) at the time the Borrower delivers the Compliance Certificate to the Lender for such fiscal quarter, the Borrower also delivers a notice (a “Notice of Intent to Cure”) indicating that one or more members of the Borrower has agreed to provide the Cure Amount and (b) prior to the date that is fifteen (15) Days after the financial statements for such fiscal quarter are required to be delivered to the Lender pursuant to Section 6.4(a), the Cure Amount is in fact contributed to the Borrower, then compliance with the Leverage Ratio will be recalculated by an increase in EBITDA equal to the Cure Amount contributed and, if after giving effect to such recalculation the Borrower is in compliance with the Leverage Ratio, the Borrower shall be deemed to have complied with the Leverage Ratio as of the last day of such fiscal quarter with the same effect as though there had been no failure to comply therewith at such date, with no breach, Default or Event of Default having occurred. The right to cure a breach of Section 8.1 pursuant to this Section 10.4 shall be referred to as the “Cure Right.”

(b) Member(s) Making Cure. Any member of the Borrower or an outside investor may provide the Cure Amount pursuant to Section 10.4(a) by making a capital contribution to the Borrower or purchasing equity interests of the Borrower, so long as such contribution would not result in a Change of Control.

(c) Effect on Future Periods. The Cure Amount added to EBITDA shall be deemed to have been earned during such fiscal quarter and, therefore, such Cure Amount shall be included in determining compliance with the Leverage Ratio during subsequent periods that include such fiscal quarter.

(d) Effect of Delivery of Notice of Intent to Cure. During the period commencing on the last day of a fiscal quarter in which the Borrower failed to comply with the Leverage Ratio and continuing until the earliest of (i) the date the Compliance Certificate is delivered without a Notice of Intent to Cure, (ii) the sixteenth Day after the financial statements for such fiscal quarter are required to be delivered to the Lender pursuant to Section 6.4(a) if the Cure Amount has not been contributed to the Borrower and (iii) the date on which the Borrower notifies the Lender that no Cure Amount will be contributed to the Borrower, the Lender shall not accelerate the Obligations, terminate the Commitment or exercise any enforcement remedy against any Loan Party.

(e) Limitations. Notwithstanding the above, the right to cure any such default under the Leverage Ratio shall be limited to twice each fiscal year and four (4) times during the term of the Loan.

11. Additional Provisions.

11.1 Expenses. The Borrower agrees upon demand to pay or reimburse the Lender for all of its reasonable out-of-pocket costs and expenses, including, without limitation, reasonable legal fees, arising in connection with the enforcement of this Agreement and the other Loan Documents. The Borrower agrees to pay and save the Lender harmless from all liability for any stamp or other similar taxes which may be payable in connection with this Agreement or any other Loan Document or the performance of any transactions contemplated hereby or thereby.

11.2 Survival of Representations and Warranties. All representations and warranties contained herein or made by or on behalf of the Borrower in writing in connection with the transactions contemplated herein shall be true and correct as of the Closing and shall survive the consummation of the transactions contemplated hereby for so long as the Obligations remain outstanding (other than contingent obligations not yet due and payable); provided, however, that such representations and warranties are understood to speak as of the Closing Date (or such other date or dates as may be specifically referred to in the particular representation or warranty), and the Borrower shall have no obligation (except as otherwise specified in this Agreement) to update or revise any representation or warranty for events occurring after the Closing Date. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Loan Documents relating to indemnification or payment of costs and expenses shall survive the payment in full of the Obligations and any termination of this Agreement or any other Loan Document.

11.3 Notices. All notices and other communications provided for herein shall be made in writing and mailed by certified or registered mail, delivered by hand or overnight courier service, as follows:

To the Lender:

Holding Company of the Villages, Inc.

3619 Kiessel Road

The Villages, Florida 32163

Attn: Erick Langenbrunner

and Rob Eddy, CFO

with a copy to:

Carlton Fields, PA

4221 W. Boy Scout Blvd., Suite 1000

Tampa, Florida 33607

Attn: Jacqueline Pace Swigler

To the Borrower:

Baldwin Risk Partners, LLC

4010 W. Boy Scout Blvd., Suite 200

Tampa, Florida 33607

Attn: Kris Wiebeck, Lowry Baldwin and Trevor Baldwin

with a copy to:

Hill, Ward & Henderson, P.A.

101 E. Kennedy Blvd., Suite 3700

Tampa, Florida 33602

Attn: Dave Felman

Notices and other communications shall be deemed to have been given when received. Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

11.4 Amendments and Waivers. This Agreement may not be changed or amended orally, and no waiver hereunder may be oral. This Agreement may only be amended by a written agreement that identifies itself as an amendment to this Agreement which is signed by the Lender and the Borrower. To be effective, a waiver under this Agreement must be in a writing executed by the Lender.

11.5 Integration. This Agreement, the exhibits and schedules annexed hereto and documents, schedules and certificates referred to herein contain the entire agreement between the Borrower and the Lender with respect to the transactions contemplated herein; and none of the parties shall be bound by nor shall be deemed to have made any representations and/or warranties except those contained herein and therein.

11.6 Severability. If any provision of this Agreement is held for any reason to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall, nevertheless, remain in full force and effect in such jurisdiction.

11.7 Headings; Counterparts. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or e-mail transmission of a portable document file (also known as a PDF file) shall be as effective as delivery of an original executed counterpart of this Agreement.

11.8 Other Interpretative Provisions. Wherever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of the Borrower are used in this Agreement or other Loan Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of the Borrower or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of the Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.

11.9 Governing Law; Jurisdiction; Etc..

(a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of Florida.

(b) The parties hereto agree that all disputes among or between them arising out of, connected with, related to, or incidental to the relationship established among or between them in connection with this Agreement, whether arising in contract, tort, equity, or otherwise, shall be resolved only by state or federal courts located or having jurisdiction in

Sumter County, Florida or the Middle District of Florida and hereby consent and submit to the jurisdiction of any local, state or federal court located within said county and said state. The parties hereto acknowledge, however, that any appeals from those courts may have to be heard by a court located outside of Sumter County, Florida. The parties hereto waive in all disputes any objection that they may have to the location of the court considering the dispute.

(c) Each party hereto irrevocably consents to the service of process in the manner provided for notices in Section 11.3 and agrees that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d) Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly relating to this agreement or the transactions contemplated hereby whether based on contract, tort or any other theory. Each party hereto (a) certifies that no agent, attorney, representative or any other person has represented, expressly or otherwise, that such other person would not seek to enforce the foregoing waiver in the event of litigation, and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this section.

(e) Without limiting the generality of the foregoing, the Borrower agrees that the Lender shall have the right to proceed against the Borrower in a court in any location to enable the Lender to enforce a judgment or other court order entered in favor of the Lender. The Borrower waives any objection that they may have to the location of the court in which the lender has commenced a proceeding described in this section.

11.10 Successors and Assigns. This Agreement is binding upon, and inured to the benefit of, the Lender and the Borrower, and their respective successors and assigns. Notwithstanding the foregoing, neither the Lender nor the Borrower may assign this Agreement without the prior written consent of the other party.

11.11 Intercreditor Agreement. The Lender and the Borrower hereby acknowledge and agree that the Loan Documents are subject to the terms and conditions set forth in the Intercreditor Agreement and the Obligations are subordinate to the Senior Loan as set forth therein. In the event of any conflict between any terms, covenants or conditions of this Agreement and any terms, covenants or conditions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control and govern.

11.12 Further Assurances. The Loan parties shall, from time to time, execute such additional documents as may reasonably be requested by the Lender or its counsel, to carry out and fulfill the intent and purpose of this Agreement and the Loan Documents.

11.13 No Third Party Beneficiaries. The parties intend that this Agreement is solely for their benefit and no Person not a party hereto shall have any rights or privileges under this Agreement whatsoever either as the third party beneficiary or otherwise.

11.14 Time of the Essence. Time is of the essence of this Agreement, the Note and the other Loan Documents.

11.15 Term. The term of this Agreement shall be for such period of time until (a) the Loan and Note have been repaid in full, (b) the Borrower have no further right to request any Advances under the Loan and (c) all Obligations have been paid to the Lender in full. At such time, the Lender shall mark all the Loan Documents “Canceled” and return them to the Borrower.

11.16 Limitation on Damages, Etc.. In the absence of a breach or default by the Lender, the Lender will not be responsible for any consequential, incidental, special or punitive damages, that may be incurred or alleged by any person or entity, including the Loan Parties, as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loan.

11.17 Conflict. In the event any conflict arises between the terms of this Agreement and the terms of any other Loan Document, the terms of this Agreement shall govern.

11.18 Electronic Transmission of Data. The Lender and the Loan Parties agree that certain data related to the Loan (including confidential information, documents, applications and reports) may be transmitted outside or within the entity holding the data electronically, including transmission over the Internet. This data may be transmitted to, received from or circulated among agents and representatives of the Loan Parties and the Bank and their respective Affiliates and other Persons involved with the subject matter of this Agreement. The Loan Parties acknowledge and agree that (a) there are risks associated with the use of electronic transmission and that the Lender does not control the method of transmittal or service providers, (b) except as otherwise required by applicable law, the Lender has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) subject to compliance with applicable law by the sender of such electronic information, the Loan Parties release and discharge the Lender from any claim, damage or loss, resulting from the electronic transmission of such data.

11.19 USA Patriot Act Notice. Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The first time a borrower requests a loan, the Lender will ask for the borrower’s legal name, address, tax ID or social security number and other identifying information. The Lender may ask for copies of business licenses, governing documents or other documents evidencing the existence and good standing of the entity. For individuals (including sole proprietors and general partners of general partnerships) the Lender will ask for the date of birth, and may also ask to see and retain a copy of a driver’s license or other identifying documents. The Loan Parties acknowledge that the Lender may from time to time request such documents and information in order to comply with such federal law and the Loan Parties agree to promptly provide same to the Lender upon request.

11.20 Anti-Terrorism/Anti-Money Laundering. Neither any Loan Party nor any of its officers, directors, shareholders, or affiliates (including the indirect holders of equity interests in any Loan Party) is or will be an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) – (iv) above are herein referred to as a “Prohibited Person”). Neither any Loan Party nor any of its officers, directors, shareholders, or affiliates (including the indirect holders of equity interests in any Loan Party) will: (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224. The Loan Parties further covenant and agree to deliver (from time to time) to the Lender any such certification or other evidence as may be requested by the Lender in its sole and absolute discretion, confirming that: (i) neither any Loan Party nor any of its officers, directors, shareholders, or affiliates (including the indirect holders of equity interests in any Loan Party) is a Prohibited Person; and (ii) neither any Loan Party nor any of its officers, directors, shareholders, or affiliates (including the indirect holders of equity interests in any Loan Party) has engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person.

11.21 Amendment and Restatement. The parties to this Agreement agree that, on the Closing Date, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation, payment and reborrowing or termination of the Obligations under the Existing Credit Agreement and the other Existing Loan Documents as in effect prior to the Closing Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Credit Agreement as of the date first above written.

LENDER:

HOLDING COMPANY OF THE VILLAGES, INC.

By:	/s/ Mike G. Moore
Name:	Mike G. Moore
Title:	President

BORROWER:

BALDWIN RISK PARTNERS, LLC

By:	/s/ Trevor Baldwin
Name:	Trevor Baldwin
Title:	Authorized Representative

JOINDER AND CONSENT OF GUARANTORS

The undersigned, being the Guarantors of the Loan, hereby join in the foregoing Credit Agreement and acknowledge and agree to be bound thereby and to comply with all the provisions thereof applicable to them as Guarantors and Loan Parties and hereby ratify and confirm all representations and warranties made therein with respect to them.

BALDWIN KRYSTYN SHERMAN PARTNERS, LLC

By:	/s/ Trevor Baldwin
Name:	Trevor Baldwin
Title:	Authorized Representative

BKS PARTNERS PRIVATE RISK GROUP, LLC

By:	/s/ Trevor Baldwin
Name:	Trevor Baldwin
Title:	Authorized Representative

BRP MEDICARE INSURANCE HOLDINGS, LLC

By:	/s/ Trevor Baldwin
Name:	Trevor Baldwin
Title:	Authorized Representative

BRP MEDICARE INSURANCE, LLC, d/b/a Medicare Insurance Partners

By:	/s/ Trevor Baldwin
Name:	Trevor Baldwin
Title:	Authorized Representative

BRP MEDICARE INSURANCE II, LLC, d/b/a American Risk Partners

By:	/s/ Trevor Baldwin
Name:	Trevor Baldwin
Title:	Authorized Representative

BRP MEDICARE INSURANCE III, LLC, d/b/a Florida Marketing Organization

By:	/s/ Trevor Baldwin
Name:	Trevor Baldwin
Title:	Authorized Representative

BRP MAIN STREET INSURANCE HOLDINGS, LLC

By:	/s/ Trevor Baldwin
Name:	Trevor Baldwin
Title:	Authorized Representative

BRP COLLEAGUE, INC.

By:	/s/ Trevor Baldwin
Name:	Trevor Baldwin
Title:	Authorized Representative

BRP INSURANCE INTERMEDIARY HOLDINGS, LLC

By:	/s/ Trevor Baldwin
Name:	Trevor Baldwin
Title:	Authorized Representative